EXHIBIT 2.2


                                   ADDENDUM A
                                   ----------

     Addendum to Asset Purchase Agreement between Informedics, Inc. and Adaptive Health Systems of Washington, Inc. dated September 30, 1996.

     The following paragraphs have been redrafted and will be supersede the same number paragraphs in the principle document.

     1.5 License Agreements. All license and other agreements under which customers have or claim rights to use the Software, the Documentation or any other Intellectual Property Rights. Attached as Exhibit 1.5 are examples of license contracts between Seller and its customers. Buyer acknowledges that Seller has granted to Paragon Concepts, Inc. of Houston, Texas the non-exclusive right to distribute the Software in the state of Texas. Exhibit 1.5a is a copy of the agreement between Informedics, Inc. and Paragon Concepts, Inc.

     3.2 Seller shall be responsible to pay each employee who becomes an employee of Buyer pursuant to Section 3.1 for all accrued and unused paid time off, including vacation, sick leave and personal leave ("Paid Time Off") as of the Closing Date. From and after the Closing Date, in accordance with Buyer's vacation, sick leave and personal leave benefits accrual policy in effect, from time to time, each of Seller's employees who is hired by Buyer will accrue Paid Time Off on the same accrual schedule as other similarly situated employees of Buyer. Such employees will be given credit in determining their accrual rate for the years of employment with Seller.

     4.2 Adjustment to Purchase Price. The parties anticipate that the revenue from ClinicManager Software Support Agreements, ClinicManager Timeshare Service Agreements, and ClinicManager Hardware Maintenance Agreements as described in Sections 1.6, 1.7 and 1.8 will be approximately $245,500 for the six month period immediately following Closing Date. Buyer agrees to use its best efforts to retain all such customers. If the actual revenue from such contracts does not deviate by more than five percent from $245,500 (i.e., by more than $12,275), the purchase price will not be adjusted. If the actual revenue from such contracts deviates by more than five percent from $245,500 (i.e. $12,275), the purchase price will be increased or decreased, dollar for dollar, in an amount that is in excess of the five percent deviation. In the event that Buyer converts Seller's customer to Buyer's products, the revenue lost shall be continue to be counted as revenue for the purposes of this Section 4.2 (i.e. if Seller's customer has a contract for support at $400 per month and is converted to Buyer's product, that $400 will continue to be included in the calculation of revenue for purposes of this Section 4.2). In the event that any of Seller's customers listed on Exhibit 1.2 cancels their hardware or software support agreement during the six-month period following Close, then all hourly support billings by Buyer to said customers shall be counted as revenue for purposes of this section 4.2. In the event of adjustment of the purchase price as provided in this Section 4.2, the installment payments specified in Section 4.1(a) or 4.1(b), as applicable and subject to Section 4.2(c), will be adjusted to account for the deviation. For example, if the actual revenue from the contracts is $223,225 (i.e., a deviation of $22,275), the purchase price will be decreased $10,000 ($22,275 minus $12,275), and each of the remaining installment payments will be reduced to account for the $10,000 reduction. If for purposes of this example, four installment payments were remaining, each payment would be reduced by $2,500.

     6. Collection of Accounts Receivable. Exhibit 6.1 sets forth certain information about Seller's existing accounts receivable from sales or support payments with respect to ClinicManager. Buyer agrees to use its best efforts to collect Seller's accounts receivable existing at the Closing Date during the 120-day period following the Closing and to forward to Seller weekly all amounts collected during such 120-day period. For contract (as outlined in Sections 1.6, 1.7 and 1.8) accounts receivable, if during the 120-day period Buyer makes a collection from a customer listed on Exhibit 6.1 who also owes money to Buyer pursuant to a new contract account receivable, Buyer shall first apply the amount collected to payment of Seller's account receivable and thereafter apply any remaining amount to the payment of Buyer's account receivable. For other accounts receivable Buyer will collect and forward payments to Seller on an invoice or "open item" basis. Following such 120-day period, Buyer shall have no further obligation or authority to collect Seller's accounts receivable, and Seller may initiate appropriate collection activity as it deems appropriate.

     10. Buyer's Covenants. Seller agrees that, except as Seller may otherwise consent in writing, during the period between the execution of this Agreement and Closing, Buyer will make written employment offers to not less than ten of Seller's employees for positions specified on Exhibit 3.1; the terms of such written offers of employment shall be in compliance with the requirements of
Section 3.

     18. Monthly Reports and audit Rights. Buyer shall keep accurate records of all activity with respect to revenue from (a) contracts described in Sections 1.6, 1.7 and 1.8 (the "Revenue"), and (b) collection of Seller's accounts receivable as provided in Section 6 ("Collections"). Buyer shall provide Seller with monthly summaries of the Revenue and Collections, including customer names, amounts of Revenues and Collections, and transaction dates. At any time during the 18-month period following the Closing, Seller shall have the right to audit the books and records of Buyer, not to exceed two such audits during said 18-month period, in order to verify that Buyer has performed its obligations in accordance with Sections 4.2 and 6. If any audit reveals that Buyer has (a) not accurately recorded the Revenue in an amount that would require an adjustment in the purchase price in favor of Seller as provided in Section 4, or (b) underpaid Seller with respect to Collections, Buyer shall pay Seller the underpayment amount within three days of notification of such underpayment. If any audit reveals that Buyer has underpaid Seller by an amount equal to or greater than five percent of any amount owed with respect to the Revenue or Collections during any one-month period, Buyer shall also reimburse Seller for the costs associated with the audit.

     Addition:

         In Section 19.5 Notices.  Under "If to Buyer", "With a copy to:"

                           McGavick Graves, P.S.
                           P.O. Box 1317
                           Tacoma, WA 98401-1317
                           Attention:  Elizabeth Pauli

     IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement effective as of the date first written above.

                                     "Seller"          INFORMEDICS, INC.


                                     By: /s/ Gerald P. Kelly
                                        -------------------------------
                                        Gerald P. Kelly
                                        President and Chief Operating Officer


                                     "Buyer"           ADAPTIVE HEALTH SYSTEMS
                                                          OF WASHINGTON, INC.


                                     By: /s/ Randall H. Rogers
                                        -------------------------------------
                                        Randall H. Rogers
                                        President